[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940
ALLIANCE BALANCED SHARES FUND

10f-3 TRANSACTIONS FOR THE PERIOD SEPTEMBER 1,1999 THROUGH NOVEMBER 30,1999
                                                                         Total   % of
                                                              Shares     Shares  Offering                    Shares
                          Date     Shares   % of FundPrice perPurchased bOffered PurchasedPurchased          Held
Security*                 PurchasedPurchasedAssets   Share    Fund Group (000)   By Group(From               11/30/99
Royal Caribbean Cruises   09/23/99 4,400    0.00%    $46.69   707,700    10,000  7.08%    Goldman Sachs & Co.48,000

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.
**Indicates the puchase of an Eligible Rule 144A Security.
1) Purchases by all Alliance Funds, including the Fund, may not exceed: (a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or (b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.